UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

CARVANA CO.

(Exact name of registrant as specified in its charter)

Delaware	001-38073	81-4549921
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1930 W. Rio Salado Pkwy

Tempe, Arizona 85281

(Address of principal executive offices, including zip code)

(602) 852-6604

(Registrant’s telephone number, including area code)

4020 E. Indian School Rd.

Phoenix, Arizona 85018

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.02 Unregistered Sale of Equity Securities.

Private Placement of Class A Convertible Preferred Stock

On December 5, 2017 (the “Issue Date”), Carvana Co. (the “Company”) closed its previously announced private placement transaction, pursuant to which the Company issued and sold to DDFS Partnership LP, a Delaware limited partnership and an affiliate of Dundon Capital Partners (the “Purchaser”) an aggregate of 100,000 shares of its newly created series of Class A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $100.0 million, or $1,000 per share, in a privately negotiated transaction (the “Private Placement”). The Preferred Stock was sold pursuant to the Investment Agreement, dated as of December 4, 2017 (the “Investment Agreement”) in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

The Private Placement resulted in net proceeds of approximately $98.5 million, after deducting transaction fees. The Company intends to use the net proceeds for general corporate purposes.

The Investment Agreement prohibits the Purchaser from transferring the Preferred Stock, or Common Stock issued upon conversion of such Preferred Stock, in either case without the Company’s consent until 180 days following the Issue Date, except for certain permitted transfers.

The Investment Agreement contains customary terms for private placements by public companies, including customary representations, warranties and covenants with respect to the Preferred Stock.

Certificate of Designations of the Preferred Stock

On the Issue Date, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, and Rights of Class A Convertible Preferred Stock (the “Certificate of Designations”), creating the Preferred Stock and establishing the designations, preferences, and other rights of the Preferred Stock, which became effective upon filing.

The Preferred Stock ranks senior to the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock has an initial stated value of $1,000 per share, and holders of Preferred Stock are entitled to cumulative dividends payable quarterly in cash at a rate of 5.50% per annum. Holders of Preferred Stock have no voting rights and no right to vote as a separate class, except as required by, and cannot be waived under, the Delaware law. Holders of Preferred Stock will have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company. Holders of the Preferred Stock will also have certain representation rights on the Company’s board of directors in the event that dividends payable on the Preferred Stock are in arrears for six or more quarterly periods.

Twenty days after mailing of an information statement to shareholders of the Company in accordance with the requirements of the Securities Exchange Act of 1934, the Preferred Stock will be convertible at the option of the holders at any time into shares of Common Stock at an initial conversion rate of 50.78 shares of Common Stock for each share of Preferred Stock, which represents an initial conversion price of approximately $19.6945 per share of Common Stock, subject to adjustment. The conversion rate will be subject to customary anti-dilution and other adjustments. On or after the first anniversary of the Issue Date, the Company will have the option to cause all Preferred Shares to be converted into Common Stock so long as the volume-weighted average Common Stock price for the 10 day trading period ending on the second trading day immediately preceding the Company’s notice of conversion equals or exceeds 150% of the then applicable conversion price (a “Mandatory Conversion Option”). Upon exercise of its Mandatory Conversion Option, the Company may, at its option, settle in cash or in shares of Common Stock.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure under Item 3.02 is incorporated by reference in its entirety in this Item 3.03 of this Current Report on Form 8-K.

Pursuant to the Investment Agreement, the Company issued 100,000 shares of Preferred Stock, the terms of which are more fully described in the Certificate of Designations.

The foregoing is a summary of the material terms of the Preferred Stock. Investors are encouraged to review the entire text of the Certificate of Designations, a copy of which is filed as Exhibit 3.1 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure under Item 3.03 is incorporated by reference in its entirety in this Item 5.03 of this Current Report on Form 8-K. On the Issue Date, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware establishing the rights, preferences, privileges and restrictions applicable to the Preferred Stock. The Certificate of Designations became effective upon filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations, Preferences, and Rights of Class A Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2017	CARVANA CO.

	By:	/s/ Mark Jenkins
	Name:	Mark Jenkins
	Title:	Chief Financial Officer